COLLATERAL RELEASE AGREEMENT

THIS COLLATERAL RELEASE AGREEMENT (this “Agreement”) is made and entered into as of the 4th day of November, 2011, by and among (i) LY HOLDINGS, LLC, a Kentucky limited liability company (“Pledgor”), (ii) LIGHTYEAR NETWORK SOLUTIONS, INC., a Nevada corporation (“Debtor”), and (iii) FIRST SAVINGS BANK, F.S.B. (hereinafter referred to as “Creditor”).

WITNESSETH

A.           Debtor is indebted to Creditor pursuant to that certain Promissory Note dated January 21, 2011 in the principal amount of Two Million and 00/100 Dollars ($2,000,000.00)(hereinafter referred to as the “Loan”).

B.           Pledgor as the owner of up to and at least Two Million (2,000,000) of shares of Convertible Preferred Stock of Debtor (“Preferred Shares”) and pursuant to that certain Stock Pledge Agreement dated January 21, 2011, Pledgor pledged and assigned the Preferred Shares to Creditor to secure the Loan.

C.           Pursuant to that certain Intercompany Obligations Settlement Agreement dated November 4, 2011 between Debtor and Pledgor and other parties, Pledgor intends to transfer the Preferred Stock to Debtor in satisfaction of certain financial obligations owed by Pledgor to Debtor (“Stock Transfer”).

D.           Pledgor desires to obtain, and the Creditor desires to provide, a release of the Preferred Stock in order to allow Pledgor to complete the Stock Transfer to Debtor.

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the parties agree as follows:

1.           Release.  Creditor releases the Preferred Stock from each and every lien in favor of the Creditor.

2.           Deletion of Collateral from UCC-1.  The Creditor authorizes Pledgor to delete the Preferred Stock from each and every UCC-1 financing statement that (i) names such Creditor as the secured party and (ii) includes the Preferred Stock within the collateral description of such UCC-1.

3.           Continuing Obligation.  Except for the Preferred Stock, all security interests and stock pledges granted as security for the Loan remain in force pursuant to the terms of the applicable agreement and/or the applicable UCC-1 financing statement, as modified hereby.  This Agreement shall not affect the indebtedness owed by Debtor and secured by the security agreements, pledge agreements and UCC-1 financing statements modified hereby.  The terms and conditions of all other agreements between Debtor, Pledgor and Creditor shall not be affected by this Agreement, except as expressly modified hereby.

4.           Agreements Remain in Effect.  Except to the extent provided herein, all terms and conditions of the security agreements, pledge agreements and UCC-1 financing statements between Debtor, Pledgor and Creditor remain valid and in full force and effect.  The releases and consents described in this Agreement shall not constitute a waiver of any of the Creditor’s rights, except in each case as contemplated by this Agreement.

5.           Cooperation.  Pledgor, Debtor and Creditor shall execute and deliver to the necessary parties any and all documents to consummate the transactions set forth herein.

6.           Representations, Warranties and Covenants.  Each of the parties to this Agreement represents, warrants and covenants, as of the date hereof, as follows:

(a).           Each party hereto has the requisite power and authority to enter into this Agreement.  The execution and delivery hereof and the performance by each party hereto of his or its obligations hereunder will not violate or constitute an event of default under the terms and provisions of any agreement, document or instrument to which any such party is a party or by which any such party is bound;

(b).           This Agreement is a valid and binding obligation of each party hereto;

(c).           To the best of each party’s knowledge as of the date hereof, each party is in full compliance with all applicable laws and any other local, municipal, regional, state or federal requirements and no party hereto has received actual notice from any governmental authority that he or it is not in full compliance with all applicable laws and any other local, municipal, regional, state or federal requirements;

7.           Miscellaneous.  This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements in regard thereto.  This Agreement cannot be amended except by an agreement in writing signed by authorized representatives of all parties and specifically referring to this Agreement.  The recitals set forth above are an integral part of this Agreement and are hereby incorporated into this Agreement.  The paragraph headings set forth herein are for convenience only and do not constitute a substantive part of this Agreement.  This Agreement shall be governed by and construed under the laws of the Commonwealth of Kentucky, without regard to conflicts of law principles.  If any provision of this Agreement shall be determined to be illegal or unenforceable by any Court of law or any competent governmental or other authority, the remaining provisions shall be severable and enforceable in accordance with their terms.

9.           Notice.  All notices, demands, requests, consents or approvals and other communications required or permitted hereunder will be in writing, and, to the extent required by applicable law, will comply with the requirements of the Uniform Commercial Code then in effect, and will be addressed to such party at the address on file with Pledgor or to such other address as any party may give to the other in writing for such purpose.  All such communications, if personally delivered, will be conclusively deemed to have been received by a party hereto and to be effective when so delivered, or if sent by telex, facsimile or telegraphic means, on the day on which transmitted, or if sent by overnight courier service, on the day after deposit thereof with such service, or if sent by certified or registered mail, on the third business day after the day on which deposited in the mail.

10.           Binding Effect.  This Agreement is binding upon, and shall inure to the benefit of, the parties hereto and their heirs, personal representatives, successors and assigns.

11.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original and all of which together shall constitute but one and the same instrument.

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IN TESTIMONY WHEREOF, witness the signatures of the parties as of the day and year first above written.

LY HOLDINGS, LLC

By:	/s/ W. Brent Rice
W. Brent Rice
Authorized Party

LIGHTYEAR NETWORK SOLUTIONS, INC.

By:	/s/ Stephen M. Lochmueller
Stephen M. Lochmueller
Chief Executive Officer

FIRST SAVINGS BANK, F.S.B.

By:	/s/ Don Allen
Don Allen
Vice President

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